CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement (No. 333-171841) on Form S-8 of our report dated November 18, 2013, relating to the financial statements of Global Futures & Forex, Ltd and Subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the acquisition of GFT by GAIN Capital Holdings, Inc.) for the years ended December 31, 2012, 2011, and 2010, appearing in the Current Report on Form 8-K/A of GAIN Capital Holdings, Inc, and subsidiaries (the “Company”), dated November 18, 2013.
/s/ Deloitte & Touche LLP
November 18, 2013
Chicago, Illinois